Exhibit 10.38

Description of Compensation Arrangements for Non-Employee Directors

Board Service
One-time Award upon Election to the Board	$100,000	Shares equal to this value are deposited into the Trust for the Outside Directors Supplemental Compensation Plan and do not vest to direct ownership until the director leaves the Board

Retainer	$52,000	Paid in quarterly installments

Restricted Shares	$35,000	Shares equal to this value are deposited annually into the Trust for the Outside Directors Supplemental Compensation Plan and do not vest to direct ownership until the director leaves the Board

Stock Options	Determined annually	Same terms as employees under the 2002 Omnibus Incentive Plan (vest ratably over three years)

Meeting Fees	$1,000	Attendance at Board meeting

Committee Service
Meeting Fees	$1,000	Attendance at Committee meeting for Committee members

	$2,000	Attendance at Committee meeting for Committee chairs

Directors also participate in the American Standard Companies Inc. Deferred Compensation Plan which allows them to defer all or part of their cash retainers and meeting fees into either a fixed interest cash account or an account holding notional shares of company stock. In addition, Directors are entitled to receive company products at no cost.